Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE THREE AND SIX

MONTHS ENDED AUGUST 31, 2019 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 23, 2019 -- Ennis, Inc. (the “Company"), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2019.  Highlights include:

•	Revenues increased $10.2 million, or 10.3% and $24.8 million, or 12.9% for the three and six months ended August 31, 2019, respectively, as compared to the same periods last year.
•	Earnings per diluted share for the three and six months ended August 31, 2019 were $0.37 and $0.74 per diluted share, respectively, which were the same for the comparable periods last year.

Financial Overview

The Company’s revenues for the second quarter ended August 31, 2019 were $108.8 million compared to $98.6 million for the same quarter last year, an increase of 10.3%.  Gross profit margin ("margin") was $32.5 million for the quarter, or 29.8%, as compared to $30.3 million, or 30.8% for the second quarter last year.  Net earnings for the quarter were $9.5 million, or $0.37 per diluted share compared, to $9.6 million, or $0.37 per diluted share, for the second quarter last year.

The Company’s revenues for the six month period ended August 31, 2019 were $216.8 million compared to $192.0 million for the same period last year, an increase of 12.9%.  Margin was $65.2 million, or 30.0%, as compared to $60.5 million, or 31.5% for the six month periods ended August 31, 2019 and August 31, 2018, respectively.  Net earnings from operations for the six month period ended August 31, 2019 were $19.2 million, or $0.74 per diluted share compared to $18.8 million, or $0.74 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with our performance for the quarter.  While our gross profit margin showed a slight decline from the sequential quarter, decreasing from 30.3% to 29.8%, our EBITDA margin was consistent in the low to mid 16% range.  Our gross profit margin percentage continues to be impacted by our past four acquisitions, which all had gross profit margins considerably lower than our historical gross profit margin.  While their margins are improving, until these acquisitions are fully integrated into our systems we would expect to continue to see a comparable negative impact on our consolidated gross profit margin percentage.  With that being said, these same acquisitions added $35.4 million in sales and $0.08 in diluted earnings per share for the six month period.  During the quarter, we completed the acquisition of The Flesh Company and its wholly owned subsidiary, Impression Direct, Inc.  The Flesh Company is truly regarded as one of the outstanding companies in the print industry with a heritage that dates back over 100 years.  These companies provide business forms, checks, direct mail services, integrated products and labels.   This transaction will be accretive to earnings.  We continue to strategically repurchase our shares and acquired over 22,000 shares during the quarter.  We have repurchased almost 294,000 shares since the acquisition of Wright Business Graphics, which represents about 35.4% of the shares issued as consideration for that acquisition.  Given our strong financial position, we will continue to explore strategic opportunities as a way to profitably utilize our cash and leverage our balance sheet, and when advantageous, repurchase our shares in the marketplace.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings from operations before interest expense, tax expense, depreciation, and amortization).

From time to time the Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.

Reconciliations of non-GAAP financial measures reported for the quarter and fiscal year-to-date to the most directly comparable measures calculated and presented in accordance with GAAP are set forth in the following table.  Other companies may calculate non-GAAP adjusted financial measures differently than Ennis, which limits the usefulness of the non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and six months ended August 31, 2019 and August 31, 2018 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,		August 31,
	2019	2018	2019	2018
Net earnings	$9,533	$9,567	$19,165	$18,814
Income tax expense	3,349	3,189	6,733	6,271
Interest expense	280	287	597	548
Depreciation and amortization	4,496	3,778	8,876	7,228
EBITDA (non-GAAP)	$17,658	$16,821	$35,371	$32,861

% of sales	16.2%	17.1%	16.3%	17.1%

In Other News

On September 20, 2019 the Board of Directors declared a quarterly cash dividend of 22.5 cents a share on the Company’s common stock.  The dividend is payable on November 8, 2019 to shareholders of record on October 11, 2019.

About Ennis

Since 1909, Ennis has been primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2019 and its Quarterly Report on Form10-Q for the quarter ended May 31, 2019.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,		August 31,
	2019	2018	2019	2018
Revenues	$108,816	$98,591	$216,849	$192,010
Cost of goods sold	76,358	68,268	151,695	131,496
Gross profit margin	32,458	30,323	65,154	60,514
Operating expenses	19,644	17,565	39,347	35,296
Operating income	12,814	12,758	25,807	25,218
Other (income) expense	(68)	2	(91)	133
Earnings before income taxes	12,882	12,756	25,898	25,085
Income tax expense	3,349	3,189	6,733	6,271
Net earnings	$9,533	$9,567	$19,165	$18,814

Weighted average common shares outstanding
Basic	26,029,359	25,671,643	26,034,122	25,510,356
Diluted	26,029,359	25,685,514	26,034,122	25,522,831

Earnings per share
Basic	$0.37	$0.37	$0.74	$0.74
Diluted	$0.37	$0.37	$0.74	$0.74

			August 31,	February 28,
Condensed Consolidated Balance Sheet Information			2019	2018
Assets
Current Assets
Cash			$52,500	$88,442
Accounts receivable, net			43,689	40,357
Inventories, net			39,108	35,411
Other			1,743	1,955
Total Current Assets			137,040	166,165
Property, plant & equipment, net			60,519	53,134
Operating lease right-of-use assets			20,818	—
Goodwill and intangible assets			143,663	142,906
Other			848	880
Total Assets			$362,888	$363,085
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$17,908	$13,728
Accrued expenses			15,144	17,895
Current portion of operating lease liabilities			5,302	—
Total Current Liabilities			38,354	31,623
Long-term debt			—	30,000
Other non-current liabilities			28,517	12,335
Total liabilities			66,871	73,958
Shareholders' Equity			296,017	289,127
Total Liabilities and Shareholders' Equity			$362,888	$363,085

			Six months ended
			August 31,
Condensed Consolidated Cash Flow Information			2019	2018
Cash provided by operating activities			$27,718	$24,250
Cash used in investing activities			(20,264)	(29,575)
Cash used in financing activities			(43,396)	(11,422)
Change in cash			(35,942)	(16,747)
Cash at beginning of period			88,442	96,230
Cash at end of period			$52,500	$79,483